WEIL, GOTSHAL & MANGES LLP
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                767 FIFTH AVENUE * NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                              FAX: (212) 310-8007



                                 May 16, 1997


The Board of Directors
The Bear Stearns Companies
245 Park Avenue
New York, NY  10167

Ladies and Gentlemen:

            We have acted as special United States tax counsel to The Bear Stearns Companies Inc. (the "Company") in connection with the issuance of $4,800,000 principal amount of S&P 500 Linked Notes Due May 20, 2003 (the "Notes") described in the prospectus supplement, dated May 16, 1997 (the "Prospectus Supplement") to the prospectus dated January 22, 1997 (the "Prospectus").

            We have examined the Prospectus Supplement and have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. As to all questions of fact material to this opinion that have not been independently established, we have relied upon the representations, warranties and covenants of the Company. We have further assumed that the Notes will conform to any forms thereof that we have examined.

            The description of the Notes contained in the Prospectus and Prospectus Supplement are incorporated herein by reference.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations", insofar as they relate to the provisions of United States federal income tax law therein described, are accurate in all material respects.

The Board of Directors
The Bear Stearns Companies Inc.
May 16, 1997
Page 2

            The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

            This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.

                                          Very truly yours,


                                         /s/ Weil, Gotshal & Manges LLP